Exhibit 99.1

Dendreon Corporation Reports Fourth Quarter and Year End 2004 Results

SEATTLE, WA, March 15, 2005 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the year and quarter ended December 31, 2004. Revenues for the year ended December 31, 2004 were $5.0 million, compared to $27.0 million for the year ended December 31, 2003. Revenues for the fourth quarter of 2004 were $75,000, compared to $21.7 million for the same period in 2003. Revenues for the fourth quarter of 2003 were primarily from Dendreon’s license agreement with Kirin Brewery Co., Ltd.

The net loss for the year ended December 31, 2004 was $75.2 million, or $1.32 per share, compared to $28.5 million, or $0.82 per share for the year ended December 31, 2003. Net loss in the fourth quarter of 2004 was $21.7 million, or $0.37 per share, compared to a net income of $1.2 million, or $0.03 per diluted share, for the same period in 2003. Dendreon’s total operating expenses for the year ended December 31, 2004 were $85.4 million compared to $54.6 million in 2003. Non-cash expenses for 2004 were approximately $11 million, including an expense associated with the issuance of common stock for our Diosynth collaboration, stock compensation expense, depreciation and impairment of assets associated with our Corvas acquisition. Net cash used in operating activities in 2004 was $61.3 million compared to $39.8 million in 2003.

As of December 31, 2004, Dendreon had approximately $195.7 million in cash, cash equivalents, and short-term and long-term investments compared to $113.2 million as of December 31, 2003. In January 2004, the company conducted a follow-on public offering of common stock resulting in gross proceeds of $150.0 million, or $140.5 million net of offering costs.

“In 2004, Dendreon continued the transition from a research and development company to preparing for commercialization of our lead product candidate, Provenge,” said Martin Simonetti, senior vice president of finance and chief financial officer. “To this end, we advanced our Phase 3 programs of Provenge, made key hires and strengthened our financial position. Based on our strong balance sheet, the recent significant survival results from our first Phase 3 clinical trial of Provenge, as well as additional clinical trial news expected throughout the year, Dendreon is extremely well positioned for a very exciting 2005.”

Highlights of Dendreon’s 2004 Accomplishments:

•	Completed final three-year survival analysis of Phase 3 study (D9901) demonstrating a statistically significant survival benefit in all patients with advanced prostate cancer treated with Provenge. According to the final three-year intent-to-treat analysis of the Company’s first randomized Phase 3 clinical study, patients receiving Provenge had a 4.5 month improvement in their median survival rate and a greater than 3-fold increase in survival at 36 months when compared to patients receiving placebo.

•	Raised gross proceeds of $150 million through a follow-on offering in January 2004.

•	Presented long-term immune response results from a Phase 1 study of Neuvenge

(APC8024) for the treatment of patients with HER2/neu positive metastatic solid tumors, including those that are low HER2/neu expressors, at the 40th American Society of Clinical Oncology Meeting. A statistically significant T-cell immune response (p-value < 0.0001) was observed in patients with HER2/neu positive breast, ovarian and colorectal cancers treated with Neuvenge.

•	Appointed Richard B. Brewer as chairman of the board. Mr. Brewer formerly was chief executive officer and president of Scios Inc.

•	Succeeded in producing the antigen used in the preparation of Provenge on a commercial manufacturing scale.

•	Presented results from two Phase 1 studies demonstrating promising clinical activity of Neuvenge in HER2/neu positive advanced breast cancer at the 27th Annual San Antonio Breast Cancer Symposium.

2005 Outlook

In 2005, Dendreon anticipates accomplishing the following:

•	Complete follow up and analysis of Provenge study D9902A in the second half of 2005.

•	Publish results from Provenge study D9901.

•	Complete enrollment in Provenge PROTECT study (P-11) in androgen dependent prostate cancer.

•	Presentation of preclinical data from Trp-p8 program at the American Association for Cancer Research meeting in Anaheim in April.

•	Presentation of investigator-sponsored Provenge study D9905 in early stage prostate cancer at the American Urological Association meeting in San Antonio in May.

•	Finalize protocol for the Neuvenge Phase 2 trial in patients with metastatic breast cancer.

Conference Call Information

Dendreon will host a conference call today at 1:30 p.m. PST, 4:30 p.m. EST. To access the live call, dial 800-289-0569 (domestic) or +1-913-981-5542 (international). The call will also be audio webcast and will be available from the Company’s website at www.dendreon.com under the “Investor/Webcasts and Presentations” section. A phone replay of the call will be available for 3 days by calling 888-203-1112 (domestic) or +1-719-457-0820 (international); Passcode: 4159664.

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody and small molecule product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements, particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such a difference include the risk that Dendreon may lack the financial resources and access to capital to fund development and commercialization of Provenge and its other product candidates, the risk that Dendreon may not develop an adequate commercial infrastructure, the risk that components of Provenge will not be successfully manufactured or manufactured in necessary quantities and with required qualities, the risk that the safety and/or efficacy results of clinical trials for Provenge will not support an application for marketing approval for that product candidate, the risk that the FDA will not be satisfied with an application for marketing approval for Provenge or any of its other product candidates, the risk that Provenge or any of its other product candidates, if approved for marketing, will not be successfully commercialized, the risk of reliance on key employees, the risk associated with dependence on intellectual property, and risks related to Dendreon’s limited operating history. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

# # #

Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Revenue	$75	$21,665	$5,035	$27,041

Operating expenses:

Research and development	18,243	13,977	64,390	38,883
Acquired in-process research and development	—	982	—	2,762

General and administrative	3,754	3,898	18,839	12,363

Marketing	935	252	2,198	598

Total operating expenses	22,932	19,109	85,427	54,606

Loss from operations	(22,857)	2,556	(80,392)	(27,565)

Interest income	1,152	492	4,135	1,271

Interest expense	(35)	(85)	(255)	(438)
Other expense	—	—	(290)	—

Loss before income taxes	(21,740)	2,963	(76,802)	(26,732)
Foreign tax benefit (expense)	—	(1,761)	1,562	(1,761)

Net loss	$(21,740)	$1,202	$(75,240)	$(28,493)

Basic net income (loss) per common share	$(0.37)	$0.03	$(1.32)	$(0.82)

Shares used in computation of basic net income (loss) per share	58,860	44,621	57,103	34,664

Diluted net income (loss) per common share	$(0.37)	$0.03	$(1.32)	$(0.82)

Shares used in computation of diluted net income (loss) per share	58,860	46,258	57,103	34,664

	December 31, 2004	December 31, 2003
Balance Sheet Data:
Cash and cash equivalents	$54,501	$44,349
Short-term investments	122,559	55,692
Long-term investments	18,670	13,150
Total assets	217,353	137,845
Total stockholders’ equity	198,565	118,987